                                 EXHIBIT 4(h)

                                AMENDMENT NO. 7
                            TO GUARANTEE AGREEMENT


AMENDMENT NO. 7 (the "Amendment") dated March 3, 1994, effective as of the 31st day of December, 1993, to that certain Guarantee Agreement dated as of July 12, 1988 as amended by Amendment and Waiver dated as of April 12, 1990, Amendment No. 2 dated as of October 9, 1990, Amendment No. 3 dated as of April 8, 1991, Amendment No. 4 dated March 26, 1992, Amendment No. 5 dated June 9, 1992 and Amendment No. 6 dated July 30, 1993 (as so amended, the "EXISTING GUARANTEE") made by EDO Corporation, a New York corporation (the "Guarantor") in favor of NATIONAL WESTMINSTER BANK USA (the "BANK") (as successor in interest to Manufacturers Hanover Trust Company ("Manufacturers")).

                             W I T N E S S E T H :

WHEREAS, the Guarantor and Manufacturers were parties to the Existing
Guarantee;

WHEREAS, the Bank succeeded to all of Manufacturers' right, title and interest under the Existing Guarantee pursuant to that certain Assignment and Assumption Agreement dated as of June 8, 1990 between Manufacturers and the Bank;

WHEREAS, the Guarantor has requested the Bank to amend certain provisions of the Existing Guarantee;

WHEREAS, the Bank has agreed to such request subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1. The Existing Guarantee is hereby amended as follows:

(a) Subsection 10(b)(iv) is deleted in its entirety and there is substituted therefor the following:

"(iv) Quick Assets Ratio. Permit the ratio of the sum of (a) cash and Cash Equivalents of the Guarantor and its Subsidiaries plus (b) the amount shown on a consolidated balance sheet of the Guarantor and its Subsidiaries as accounts receivable (less provision for doubtful accounts) to Consolidated Current Liabilities at any time to be less than 1.50 to 1.00."

(b) Subsection 10(b)(vii) is deleted in its entirety and there is substituted therefor the following:

"(vii) Interest Coverage.

(A) Permit (i) as of the end of the fiscal year of the Guarantor ending December 31, 1994, the Interest Coverage Ratio to be less than 1.375:1.000, and
(ii) as of the end of the fiscal quarters set forth below, the Interest Coverage Ratio to be less than the ratios set forth below:

          Fiscal Quarter Ending                Ratio

          March 31, 1994                     0.25 to 1.00
          June 30, 1994                      1.25 to 1.00
          September 30, 1994                 1.75 to 1.00
          December 31, 1994 and the          2.25 to 1.00
          last day of each fiscal
          quarter thereafter"

(c) Subsection 10(b)(viii) is deleted in its entirety and there is substituted therefor the following:

"(viii) Maintenance of Capital Funds. Permit at any time (i) prior to December 31, 1994, Consolidated Capital Funds to be less than $62,300,000, and (ii) on and after December 31, 1994, Consolidated Capital Funds to be less than $63,300,000."

(d) Subsection 10(b)(ix) is deleted in its entirety and there is substituted therefor the following:

"(ix) Limitation on Dividends. From and after January 1, 1994, declare any dividends (other than dividends payable solely in common stock of the Guarantor) on, or make any payments on account of, or set apart assets for a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of, any shares of any class of stock of the Guarantor, whether nor or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Guarantor or any Subsidiary, except that, so long as no Default or Event of Default has occurred and is continuing or would occur after giving effect to such declaration or payment, (a) the Guarantor may declare and pay cash dividends on its ESOP Convertible Cumulative Preferred Shares, Series A, and (b) the Guarantor may declare and pay cash dividends on the common stock of the Guarantor or repurchase shares of the common stock of the Guarantor (x) during its 1994 fiscal year in an amount not in excess of $0.28 per share, and (y) during each of its fiscal years thereafter, in an amount not in excess of $0.28 per share provided such dividends are paid solely out of the Guarantor's Consolidated Net Income for such fiscal year."

(e) Subsection 10(b)(x) is deleted in its entirety and there is substituted therefor the following:

"(x) Limitation on Capital Expenditures. Make any capital expenditures or fixed asset acquisitions, or, without duplication, incur any obligation so to do or permit any Subsidiary so to do, with respect to the Guarantor and its Subsidiaries on a consolidated basis in an amount exceeding (i) $4,600,000 for the fiscal year ending December 31, 1993, and (ii) $4,000,000 in any fiscal year thereafter. Capital expenditures and fixed asset acquisitions shall be calculated on a non- cumulative basis so that amounts not expended in any fiscal year may not be carried over and expended in subsequent fiscal years."

(f) Subsection 10(b)(xiv) is deleted in its entirety and there is substituted therefor the following:

"(xiv) Limitation on Acquisitions. Acquire all or any substantial portion of the business, stock or assets of any company or permit any Subsidiary to do any of the foregoing, without the prior written consent of the Bank."

(g) A new subsection 10(b)(xv) is added reading as follows:

"(xv) Minimum Consolidated Net Worth. Permit at any time (i) prior to December 31, 1994, Consolidated Net Worth to be less than $33,000,000, and (ii) on and after December 31, 1994, Consolidated Net Worth to be less than $34,000,000."

(h) The definitions of "Consolidated Interest Income" and "Interest Coverage Ratio" are inserted in the appropriate alphabetical order in Schedule 1 to the Existing Guarantee, reading as follows:

"'Consolidated Interest Income': for any period, the sum of the amounts included as consolidated interest income in determining Consolidated Net Income for such period."

"'Interest Coverage Ratio': at any time of determination, the ratio of (a) the sum of (i) the product of Consolidated Net Income for the immediately preceding fiscal quarter of the Guarantor multiplied by 4, (ii) the product of income taxes to the extent deducted in determining such Consolidated Net Income for such immediately preceding fiscal quarter of the Guarantor multiplied by 4 and
(iii) the product of Consolidated Interest Expense for such fiscal quarter multiplied by 4 minus the product of Consolidated Interest Income for such fiscal quarter multiplied by 4 to (b) the product of Consolidated Interest Expense for such fiscal quarter multiplied by 4 minus the product of Consolidated Interest Income for such fiscal quarter multiplied by 4."

2. In order to induce the Bank to execute and deliver this Amendment, the Guarantor hereby represents and warrants to the Bank that the representations and warranties set forth in Section 9 of the Existing Guarantee are true and correct as if made on the date hereof except for changes in the ordinary course of business, none of which, singly or in the aggregate, have had a material adverse effect on the business, operations or financial condition of the Guarantor or on the ability of the Guarantor to perform its obligations under the Existing Guarantee and other than as has been publicly reported by the Guarantor in its announcements, releases or filings with the Securities and Exchange Commission; provided, however, that all references to the term "Guarantee" shall be deemed to be references to the Existing Guarantee as amended by this Amendment.

3. Defined terms used in this Amendment not otherwise defined herein shall have the meanings set forth in the Existing Guarantee unless the context otherwise requires. Except as expressly amended hereby, all of the terms and conditions of the Existing Guarantee shall remain in full force and effect.

4. This Amendment shall be governed by and construed in accordance with the laws of the State of New York and may be exe- cuted in any number of counterparts, all of which taken together, shall constitute one and the same document.

IN WITNESS WHEREOF, the parties hereto have set their signatures as of the date first above written.

                                   EDO CORPORATION

                               By  M. J. Hegarty
                                   Vice President - Finance
                                                          Title

                                   NATIONAL WESTMINSTER BANK USA


                                   By__________________________
                                                          Title